Exhibit 10.7

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the "Agreement") is made this [●] day of [●], 2023, by and between 26North BDC, Inc., a Maryland corporation (the "Company"), and 26North Direct Lending LP, a Delaware limited partnership (the "Adviser").

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Company has retained the Adviser to furnish investment advisory services to the Company on the terms and conditions set forth in the investment advisory agreement, dated [●], 2023, entered between the Company and the Adviser, as may be amended or restated (the "Investment Advisory Agreement");

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company that the Adviser may elect to pay a portion of the Company's expenses from time to time, which the Company will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Adviser Expense Payments to the Company

(a)	At such times as the Adviser determines, the Adviser may elect to pay certain expenses of the Company on the Company's behalf (each such payment, an "Expense Payment"). In making an Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including whether it is paying organizational or offering expenses); provided that no portion of an Expense Payment will be used to pay any interest expense or distribution and/or servicing fees, if applicable, of the Company.

(b)	The Company's right to receive an Expense Payment shall be an asset of the Company upon the Adviser electing in writing to pay the Expense Payment pursuant to a notice substantially in the form of Appendix A. Any Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to or on behalf of the Company in any combination of cash or other immediately available funds no later than 45 days after such election was made in writing by the Adviser, and/or offset against amounts due from the Company to the Adviser or its affiliates.

2.	Reimbursement of Expense Payments by the Company

(a)	Following any calendar quarter (such calendar quarter, the "Applicable Calendar Quarter") in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company's stockholders based on distributions declared with respect to record dates occurring in the Applicable Calendar Quarter (the amount of such excess being hereinafter referred to as "Excess Operating Funds"), the Company shall pay such Excess Operating Funds, or a portion thereof in accordance with Section 2(b), as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to or on behalf of the Company within three years prior to the last business day of the Applicable Calendar Quarter have been reimbursed. Any payments required to be made by the Company pursuant to this Section 2(a) shall be referred to herein as a "Reimbursement Payment." For purposes of this Agreement, "Available Operating Funds" means the sum of (i) the Company's net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Company's net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b)	The amount of the Reimbursement Payment for any Applicable Calendar Quarter shall equal the lesser of (i) the Excess Operating Funds in such quarter and (ii) the aggregate amount of all Expense Payments made by the Adviser to or on behalf of the Company within three years prior to the last business day of such Applicable Calendar Quarter that have not been previously reimbursed by the Company to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar quarter, in which case such waived amount will remain unreimbursed Expense Payments subject to reimbursement in future quarters pursuant to the terms of this Agreement.

(c)	Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any Applicable Calendar Quarter shall be made if: (1) the Effective Rate of Distributions Per Share declared by the Company at the time of such proposed Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Company's Operating Expense Ratio at the time of such proposed Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. For purposes of the Agreement, "Effective Rate of Distributions Per Share" means the annualized rate (based on a 365-day year) of regular cash distributions per share exclusive of returns of capital and declared special dividends or special distributions, if any. The "Operating Expense Ratio" is calculated by dividing all of the Company's operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies, less organizational and offering expenses, base management and incentive fees owed to the Adviser, and interest expense, by the Company's net assets.

(d)	The Company's obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the Applicable Calendar Quarter, except to the extent the Adviser has waived its right to receive such payment for the Applicable Calendar Quarter. In connection with any Reimbursement Payment, the Company may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any Applicable Calendar Quarter shall be paid by the Company to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such Applicable Calendar Quarter and in no event later than forty-five days after the end of such Applicable Calendar Quarter.

(e)	All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to or on behalf of the Company within three years prior to the last business day of the Applicable Calendar Quarter in which such Reimbursement Payment obligation is accrued.

3.	Termination and Survival

(a)	This Agreement shall become effective as of the date of this Agreement.

(b)	This Agreement may be terminated, without the payment of any penalty, by the Company or the Adviser at any time, with or without notice.

(c)	This Agreement shall automatically terminate in the event of: (i) the termination by the Company of the Investment Advisory Agreement; (ii) the Board of Directors of the Company makes a determination to dissolve or liquidate the Company; or (iii) upon a quotation or listing of the Company's securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Company's assets to, or a merger or other liquidity transaction with, an entity in which the Company's stockholders receive shares of a publicly traded company that continues to be managed by the Adviser or an affiliate thereof.

(d)	Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Adviser.

4.	Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company's Amended and Restated Charter or By-Laws, as each may be further amended or restated, or to relieve or deprive the Board of Directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

26NORTH BDC, INC.

By:
Name: Brendan McGovern
Title: President and Chief Executive Officer

26NORTH DIRECT LENDING LP

By: 26North Direct Lending GP LLC, its general partner

By:
Name: Frank Marra
Title: Chief Financial Officer

[Signature Page to Expense Support and Conditional Reimbursement Agreement]

Appendix A

Form of Notice of Expense Payment or Reimbursement Payment

☐	Expense Payment

Expense Payment Effective Date:

Expense Payment Amount:

Organizational Expense:

Offering Expense:

Management Fee:

Incentive Fee:

Other:

Total:
All Expense Payments are subject to reimbursement pursuant to the terms of the Agreement.

☐	Reimbursement Payment

Reimbursement Payment Effective Date:

Reimbursement Payment Amount:

Organizational Expense:

Offering Expense:

Management Fee:

Incentive Fee:

Other:

Total:

[Signature Page to Expense Support and Conditional Reimbursement Agreement]